                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549


                                   FORM 8-K/A
                                AMENDMENT NO. 1

                                 CURRENT REPORT
                        Pursuant To Section 13 Or 15(d)
                     Of The Securities Exchange Act Of 1934


Date of Report August 1, 1996


                            ROPER INDUSTRIES, INC.
- --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

           Delaware                 0-19818             51-0263969
- --------------------------------------------------------------------------------

(State or other jurisdiction        (Commission      (I.R.S. Employer
of incorporation or organization)    File Number)     Identification No.)

            160 Ben Burton Road,     Bogart, Georgia            30622
    -----------------------------------------------------------------------
(Address of principal executive offices)

                             (706)369-7170
- --------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     Following the execution of an Asset Purchase Agreement on May 22, 1996, Roper Industries, Inc. (the "Company" or "Roper") completed on that date the acquisition of the operating assets (excluding real estate) of Fluid Metering, Inc. ("FMI"), a New York corporation whose principal offices are located in Oyster Bay, New York, which is engaged in the business of manufacturing and selling domestically and internationally low-flow, precision dispense pumps. The purchase price of approximately $30,224,000 was determined as a result of arms-length negotiations between the Company and FMI, and consisted of (i) $23,000,000 paid in cash at closing, (ii) the delivery on May 29, 1996 of 124,026 restricted shares of the Company common stock at an agreed value of $45.96 per share, (iii) $1,124,000 cash to be paid to FMI June 21, 1996 to fund the redemption of its outstanding debentures and (iv) $400,000 in cash to be paid in equal installments on May 22, 1997 and 1998. Approximately $3,000,000 of the Company's common shares at the agreed value paid as part of the purchase price was placed in escrow by FMI pursuant to an escrow agreement entered into for the purpose of securing certain of FMI's indemnification obligations contained in the Asset Purchase Agreement. The cash portion of the purchase price was financed under the amended and restated credit agreement dated May 8, 1996 by and between the Company and NationsBank, N.A. (South), as initial lender and agent.

     There were no material relationships between FMI and the Company or any of the Company's affiliates, directors, officers, or associates of any such director or officer.

     The Company has transferred the FMI operating assets to its wholly owned Delaware subsidiary, Fluid Metering, Inc., which it intends will continue in the business of manufacturing and selling low-flow, precision dispense fluid handling products.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

     Financial statements of FMI required to be reported because of its acquisition by the Company are contained in a separate section. See "Index to Financial Statements" on Page F-1.

(b)  PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The accompanying unaudited pro forma condensed consolidated balance sheet and statements of earnings reflect the combined financial position and operations of Roper and FMI. They also give effect to the acquisitions of Uson Corporation (Uson) and Prex Corporation (Prex) on March 6, 1995 and Metrix Instrument Co. (Metrix) on September 29, 1995. These acquisitions were accounted for under the purchase method of accounting.

     The pro forma condensed consolidated balance sheet at April 30, 1996 assumes that the acquisition of FMI occurred on that date. The pro forma condensed consolidated statements of earnings assume that all the acquisitions described above were completed November 1, 1994.

     The financial information for FMI is based on its fiscal year ended December 31, 1995. The pro forma condensed consolidated statement of earnings for the year ended October 31, 1995 includes the operations of FMI for the twelve month period ended December 31, 1995. Accordingly, net sales and net earnings of $2,887,000 and $499,000 respectively, are included in both the pro forma condensed consolidated statements of earnings for the year ended October 31, 1995 and six month period ended April 30, 1996.

     The pro forma financial information should be read in conjunction with the consolidated financial statements of Roper included in its 1995 Annual Report on Form 10-K, Roper's quarterly report on Form 10-Q for the quarter ended April 30, 1996, and the financial statements of FMI included herein. The pro forma information is not necessarily indicative of the results which actually would have occurred had the transactions been in effect on the dates and for the periods indicated or which may result in the future.

(c)  EXHIBITS:


    *2. Asset Purchase Agreement dated May 22, 1996, by and among Roper Industries, Inc. and Fluid Metering, Inc. and its stockholders.

    *3.1  Amended and Restated Certificate of Incorporation.

    *3.2  Amended and Restated By-laws.

    *4.1 Second Amended and Restated Agreement dated May 8, 1996, by and between Roper Industries, Inc. and NationsBank, N.A. (South) as initial lender and as agent.

     4.2 First Modification of Second Amended and Restated Agreement dated May 8, 1996, by and between Roper Industries, Inc. and NationsBank, N.A. (South) as initial lender and as agent.

     23   Consent of Deutsch, Marin & Company.

- ---------------------
* Incorporated herein by Reference to Roper Industries, Inc. Report on Form 8-K filed on June 6, 1996.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report                                               F-2


Balance Sheets as at April 30, 1996 (Unaudited)
  and December 31, 1995                                                    F-3


Statements of Income and Retained Earnings for
  the Four-Month Periods ended April 30, 1996
  (Unaudited) and April 30, 1995 (Unaudited)
  and the Year ended December 31, 1995                                     F-4


Statements of Cash Flows for the Four-Month
  Periods ended April 30, 1996 (Unaudited) and
  April 30, 1995  (Unaudited) and the Year ended
  December 31, 1995                                                        F-5


Notes to Financial Statements                                              F-6

                                      F-1

                   [LETTERHEAD OF DEUTSCH, MARIN & COMPANY]


                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Fluid Metering, Inc.


We have audited the accompanying balance sheet of Fluid Metering, Inc. as at December 31, 1995 and the related statements of income and retained earnings and of cash flows for the year then ended. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fluid Metering, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




East Meadow, New York
                                              /s/ Deutsch Marin & Company
February 1, 1996, except as
to Note 8, which is as of
May 22, 1996

                             FLUID METERING, INC.

                                Balance Sheets

                                                        April 30,  December 31,
                    Assets                                1996        1995
                    ------                             ----------  ------------
                                                       (Unaudited)
Current assets:
  Cash and cash equivalents                       $  2,524,181      1,761,985
  Marketable securities (note 2)                     1,254,889      1,254,889
  Accounts receivable                                1,326,901      1,841,412
  Inventories (note 4)                               2,015,165      1,381,595
  Other current assets                                  15,076         81,581
                                                    ----------     ----------
        Total current assets                         7,136,212      6,321,462

Property, plant and equipment, net (note 3)            313,567        327,514

Other assets                                            13,000         10,000
                                                    ----------     ----------

                                                  $  7,462,779      6,658,976
                                                    ==========     ==========
   Liabilities and Stockholders' Equity
   ------------------------------------

Current liabilities:
  Accounts payable                                $     76,400         39,898
  Accrued royalties payable (note 5)                    35,285         86,915
  Accrued profit sharing contribution                   60,457        181,372
  Accrued payroll                                       23,626         42,630
  Accrued interest payable                              18,583         28,667
  Other accrued expenses                                23,925         23,787
                                                    ----------     ----------
        Total current liabilities                      238,276        403,269
                                                    ----------     ----------

Debentures payable (note 5)                          1,115,000      1,115,000
                                                    ----------     ----------
Stockholders' Equity:
  Common stock, $.10 par value. Authorized
    2,000,000 shares; 55,000 shares outstanding          5,500          5,500
  Additional paid-in capital                            16,000         16,000
  Retained earnings                                  6,088,003      5,119,207
                                                    ----------     ----------
        Total stockholders' equity                   6,109,503      5,140,707

Commitments and contingencies (note 6)                   -              -
                                                    ----------     ----------

                                                  $  7,462,779      6,658,976
                                                    ==========     ==========






                See accompanying notes to financial statements.

                             FLUID METERING, INC.

                  Statements of Income and Retained Earnings



                                                Four Months             Year
                                                   Ended                Ended
                                                 April 30,          December 31,
                                            1996           1995          1995
                                          -------         ------     -----------
                                                (Unaudited)

Sales                                    $ 5,139,637    3,880,524    13,700,433

Cost of goods sold                         2,107,806    1,560,977     5,756,986
                                          ----------   ----------    ----------

Gross profit                               3,031,831    2,319,547     7,943,447

Selling, general and administrative
 expenses (note 5,7)                       1,236,859    1,599,547     5,386,474
                                          ----------   ----------    ----------

Operating income                           1,794,972      720,000     2,556,973

Dividend/interest income                      38,494       74,579       180,766
Interest expense                              37,166       37,166       110,833
Loss on sale of securities                     -           66,050        65,120
                                          ----------   ----------    ----------

        Net income                         1,796,300      691,363     2,561,786

Retained earnings at beginning of period   5,119,207    4,341,099     4,341,099
Dividends                                    827,504      925,374     1,783,678
                                          ----------   ----------    ----------

Retained earnings at end of period       $ 6,088,003    4,107,088     5,119,207
                                          ==========   ==========    ==========







                See accompanying notes to financial statements.

                             FLUID METERING, INC.

                           Statements of Cash Flows

                                                Four Months         Year
                                                   Ended            Ended
                                                  April 30,      December 31,
                                              1996        1995     1995
                                             -------     ------ -----------
                                                 (Unaudited)
Cash flows from operating activities:
  Net income                              $ 1,796,300      691,363   2,561,786
                                           ----------    ---------   ----------
  Adjustments to reconcile net income to
   cash provided by operating activities:
     Depreciation                              26,382       16,660      69,065
     Loss on sale of marketable securities,
      net                                        -          66,050      65,120
    Changes in assets and liabilities:
       Accounts receivable                    514,511      143,729    (360,917)
       Inventories                           (633,570)    (125,204)    (45,661)
       Other current assets                    66,505      (21,111)    (73,838)
       Security deposit                        (3,000)        -           -
       Taxes and accrued expenses payable    (164,993)     266,584      32,746
                                           ----------    ---------   ---------
             Total adjustments               (194,165)     346,708    (313,485)
                                           ----------    ---------   ---------
             Net cash provided by
               operating activities         1,602,135    1,038,071   2,248,301
                                           ----------    ---------   ---------

Cash flows from investing activities:
  Proceeds from sales of marketable
   securities                                    -       1,440,527   1,907,434
  Purchases of marketable securities             -            -     (1,232,500)
  Purchase of equipment                       (26,734)     (14,195)   (109,598)
  Disposal of equipment                        14,299         -           -
                                           ----------    ---------   ---------

        Net cash (used for) provided by
          investing activities                (12,435)   1,426,332     565,336
                                           ----------    ---------   ---------

Cash flows from financing activities:
  Advances to officers                           -        (203,853)       -
  Dividends                                  (827,504)    (925,374) (1,783,678)
                                           ----------    ---------   ---------
       Net cash (used for)
         financing activities                (827,504)  (1,129,227) (1,783,678)
                                           ----------    ---------   ---------

Net increase in cash and cash equivalents     762,196    1,335,176   1,029,959

Cash and cash equivalents at beginning of
 period                                     1,761,985      732,026     732,026
                                           ----------    ---------   ---------
Cash and cash equivalents at end of
 period                                    $2,524,181    2,067,202   1,761,985
                                           ==========    =========   =========

Supplemental disclosure of cash
 flow information:
  Cash paid during the period for
   interest                                $   47,250       38,918     110,166
                                           ==========    =========   =========

                See accompanying notes to financial statements.

                             FLUID METERING, INC.

                         Notes to Financial Statements


(1) Summary Of Significant Accounting Policies
    ------------------------------------------

       Basis of Operations
       -------------------

       The Company manufactures and sells valveless metering pumps and dispensers primarily for biomedical, commercial, industrial and agricultural OEM applications. Sales to Abbott Laboratories and several of Abbott's affiliated entities approximated $2,100,000 (unaudited), $1,400,000 (unaudited) and $5,000,000 during the four months ended April 30, 1996 and 1995, and the year ended December 31, 1995, respectively. The Company had foreign sales of approximately $1,000,000 in 1995.

       Cash Equivalents and Short-term Investments
       -------------------------------------------

       For purposes of the combined statement of cash flows, the Company considers all highly liquid investment instruments with original maturities of three months or less to be cash equivalents. Cash equivalents of approximately $2,154,386 (unaudited) and $1,631,428 at April 30, 1996 and December 31, 1995, respectively, consisted of certificates of deposit and brokerage account short-term funds.

       Inventories
       -----------

       Inventory is valued at the lower of cost or market, primarily on a last-in, first-out (LIFO) basis. All obsolete or non-saleable merchandise has been valued at net realizable value at the lower of cost or market.

       Property, Plant and Equipment
       -----------------------------

       Property, plant and equipment are stated at cost and, for assets acquired prior to January 1, 1981, are depreciated and amortized using both the straight line and declining balance methods over the estimated useful lives of the related assets. For assets placed in service after December 31, 1980, the Company has elected to record depreciation under the Accelerated Cost Recovery System (ACRS) and equipment has been depreciated over a three/five year period. For assets acquired after December 31, 1986, the Company has elected to record depreciation under the Modified Accelerated Cost Recovery System (MACRS). In accordance with this provision, equipment is being depreciated using the double declining balance method over a five/seven year period. These procedures differ from generally accepted accounting principles, which require depreciation to be provided over the estimated average useful lives of the assets. Any difference in the current year's provision for depreciation on these assets, based upon the usage of MACRS, rather that the estimated average useful lives, is not significant.





                                                                 (Continued)

                             FLUID METERING, INC.

                         Notes to Financial Statements


(1) Summary Of Significant Accounting Policies (Continued)
    ------------------------------------------

       Property, Plan and Equipment (Continued)
       ----------------------------

       Maintenance and repairs are charged to expense as incurred and major renewals and betterment are capitalized. The cost of property retired or disposed of is removed from the accounts, along with the accumulated depreciation, and any resulting gain or loss is reflected in income.

       Revenue Recognition and Accounts Receivable
       -------------------------------------------

       The Company recognizes revenue at the time a product is shipped to the customer. Accounts receivable are reflected net of an allowance for uncollectible accounts, which allowance reflects management's estimate of collectibility, based upon a review of open accounts receivable and prior years' collection experience. The allowance for doubtful accounts was $27,080 (unaudited) and $37,580 at April 30, 1996 and December 31, 1995,
       respectively .

       Patent Cost
       -----------

       Expenses incurred in the development of potential patentable processes and patent applications are charged to operations as incurred.

       Retirement Plan
       ---------------

       The Company has a profit sharing plan which covers substantially all employees. Annually, the Company's board of directors may elect to contribute up to a maximum of 15% of the compensation of eligible employees. The Company recorded expenses of $60,457 (unaudited), $60,457 (unaudited), and $181,337 for the four months ended April 30, 1996 and 1995, and the year ended December 31, 1995, respectively.

       Income Taxes
       ------------

       The Company has elected to be taxed as an "S" Corporation effective for the tax year beginning January 1, 1992. Accordingly, the shareholders are taxed on the profits of the Corporation at the personal level.

       Unaudited Interim Financial Information
       ---------------------------------------

       The unaudited interim financial information reflects all adjustments which are, in the opinion of management, necessary to a fair presentation of the results for the interim periods presented.





                                                                 (Continued)

                             FLUID METERING, INC.

                         Notes to Financial Statements


(2) Marketable Securities
    ---------------------

    Marketable securities are carried at cost, which approximates market value. They are considered available for sale.

                                             As at April 30, 1996
                                  --------------------------------------------
                                               Gross       Gross     Estimated
                                             Unrealized  Unrealized     Fair
                                     Cost       Gains      Losses       Value
                                     ----       -----      ------       -----
US Treasury notes,
  due within one year           $   982,500     8,905                   991,405
Municipal bonds, due
  within one year                   250,000                  (702)      249,298
Western Publishing
  Group                              22,389               (11,327)       11,063
                                  ---------------------------------------------
                                $ 1,254,889     8,905     (12,029)    1,251,766
                                  =============================================

                                            As at December 31, 1995
                                  ----------------------------------------------
                                                Gross       Gross      Estimated
                                             Unrealized  Unrealized     Fair
                                     Cost       Gains      Losses       Value
                                     ----       -----      ------       -----

US Treasury notes,
  due within one year           $   982,500    14,690                   997,190
Municipal bonds, due
  within one year                   250,000       978                   250,978
Western Publishing
  Group                              22,389               (14,514)        7,875
                                 ----------------------------------------------
                                $ 1,254,889    15,668     (14,514)    1,256,043
                                 ==============================================









                                                                 (Continued)

                             FLUID METERING, INC.

                         Notes to Financial Statements

(3) Property, Plant and Equipment
    -----------------------------

    Property, plant and equipment are comprised as follows:

                                                         April 30,  December 31,
                                                            1996       1995
                                                         --------   -----------
                                                        (Unaudited)
       Land                                            $   93,221     93,221
       Building                                           273,181    273,181
       Machinery and equipment                            486,874    476,810
       Furniture and fixtures                              42,731     42,731
       Leasehold improvements                              16,670     15,012
       Data processing software                            10,110     10,110
                                                         --------    -------

                                                          922,787    911,065
       Accumulated depreciation                           609,220    583,551
                                                         --------    -------

                                                       $  313,567    327,514
                                                         ========    =======

       Depreciation                                    $   26,382     69,065
                                                         ========    =======


(4) Inventories
    -----------

    The components of inventories are as follows:

                                                         April 30,  December 31,
                                                           1996        1995
                                                          --------   ----------
                                                         (Unaudited)

       Raw materials                                  $ 1,715,165  1,124,162
       Work in progress                                   125,000     99,623
       Finished goods                                     175,000    157,810
                                                       ----------  ---------

                                                      $ 2,015,165  1,381,595
                                                       ==========  =========

(5) Related Party Transactions
    --------------------------

    Debentures Payable
    ------------------

    The Company has issued debentures in the original principal amount of $1,275,000, of which $1,115,000 is outstanding at April 30, 1996 and December 31, 1995. The debentures mature on June 1, 2000 and bear interest at the rate of 10% per annum. The debentures are callable at the option of the Company. Related parties hold approximately 94% of the outstanding debentures.

                                                                 (Continued)

                             FLUID METERING, INC.

                         Notes to Financial Statements


(5) Related Party Transactions (Continued)
    --------------------------

    Royalties
    ---------

    Under the terms of an agreement dated February 4, 1963, Harry E. Pinkerton, as owner of certain patents, granted an exclusive license to Fluid Metering, Inc., for the manufacture, use and sale of products embodying his patented inventions. In consideration of the license, the corporation pays royalties of 3% of the net sales to Harry E. Pinkerton.

                                   Four Months Ended       Year ended
                                 April 1996  April 1995  December 31, 1995
    Royalty expense totals       $ 154,703    116,823       412,186
                                  ========   ========      ========

(6) Commitments and Contingencies
    -----------------------------

    The Company leases vehicles and certain storage containers under operating leases. The vehicle leases terminate at various times through 1997. The storage containers are leased on a month-by-month basis.

    In addition to its main facility, which the Company owns, the Company leases additional space in Oyster Bay, New York, on a month-to-month basis.

    Rent expense totaled $12,600 (unaudited), $6,600 (unaudited), and $26,400 for the four months ended April 30, 1996 and 1995, and the year ended December 31, 1995, respectively. Future minimum rental payments required under these operating leases are not considered material.


(7) Research and Development Costs
    ------------------------------

    Research and development costs charged to operations were $18,395 (unaudited), $6,184 (unaudited), and $54,463 for the four months ended April 30, 1996 and 1995 and the year ended December 31, 1995, respectively.


(8) Event Subsequent to the Date of the Report of Independent Auditor
    -----------------------------------------------------------------
   (unaudited)


    On May 22, 1996, the Company sold substantially all its assets to Roper Industries, Inc. ("Roper") for approximately $23 million in cash and $5.7 million in Roper common stock, plus assumption by Roper of $1,115,000 in outstanding debentures (note 5). Subsequent to the acquisition by Roper, the outstanding debentures were to be redeemed. In addition, the royalty agreement (note 5) with Harry E. Pinkerton was terminated.

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
                          YEAR ENDED OCTOBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                               Historical
                                       -----------------------
                                                      1995       Pro forma          Pro forma            Pro forma
                                        Roper     Acquisitions  Adjustments          Combined     FMI   Adjustments
                                      --------    ------------  -----------         ---------    ------ -----------
Net sales                             $175,421       11,356           -              186,777     13,700       -
Cost of sales                           81,618        5,295           -               86,913      5,757       -
                                      --------    ------------  -----------         ---------    ------  ----------

  Gross profit                          93,803        6,061           -               99,864      7,943       -

Selling, general, and
administrative expenses                 56,392        3,324         581 (a),(d)       60,297      5,386    (1,197)(a),(b),(c)
                                      --------    ------------ ------------         ---------    ------  ----------

  Operating income                      37,411        2,737        (581)              39,567      2,557     1,197

Interest expense                         1,952            -       1,284 (e)            3,236        111     1,910 (e),(f),(g)
Other income                               542          (17)         17 (d)              542        116      (116)(d)
                                      --------    ------------ ------------         ---------    ------  ----------

  Earnings before taxes                 36,001        2,720      (1,848)              36,873      2,562      (829)

Income taxes                            12,730            -         311 (h),(i)       13,041          -      $659 (h),(i)
                                      --------    ------------ ------------         ---------    ------  -----------

Net earnings                          $ 23,271        2,720      (2,159)              23,832      2,562    (1,488)
                                      ========    ============  ===========         =========    ======  ============


Net earnings per common share         $   1.54            -           -                 1.57          -         -
                                      ========    ============  ===========         =========    ======  ============

Weighted average common shares
outstanding                             15,130            -          24 (j)           15,154          -       124 (j)
                                      ========    ============  ===========         =========    ======  ============



                                            Pro forma
                                             Combined
                                            ---------
Net sales                                    200,477
Cost of sales                                 92,670
                                            ---------

  Gross profit                               107,807

Selling, general, and
administrative expenses                       64,486
                                            ---------

  Operating income                            43,321

Interest expense                               5,257
Other income                                     542
                                            ---------

  Earnings before taxes                       38,606

Income taxes                                  13,700
                                            ---------

Net earnings                                  24,906
                                            =========


Net earnings per common share                   1.63
                                            =========

Weighted average common shares
outstanding                                   15,278
                                            =========

See accompanying notes to unaudited pro forma condensed consolidated statements of earnings



       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

 a) Reflects the amortization of goodwill resulting from the excess of the purchase price over the fair value of the net assets: (i) Uson and Prex- $218,000 in 1995, (ii) Metrix $424,000 in 1995, and (iii) FMI $906,000 in
    1995 and $453,000 in 1996. Goodwill will be amortized on a straight-line basis over periods ranging from 15 to 30 years.

 b) Compensation expense attributable to the former owners and executive officers of FMI has been reduced to reflect expected post acquisition levels as defined within their respective employment agreements with Roper. Accordingly, the historical amounts for selling, general, and administrative expenses are reduced by $1,691,000 for 1995 and $324,000 for 1996.

 c) Reflects cancellation of a royalty agreement between FMI and a related party, whereby royalties were paid at a rate of 3% of net sales. In conjunction with the acquisition by Roper, this royalty agreement was terminated. Accordingly, the historical amounts for selling, general and administrative expenses are reduced by $412,000 in 1995 and $242,000 in 1996.

 d) Adjustments for non-recurring items, principally interest and investment income, as all excess funds will be employed for debt service purposes, and elimination of commissions paid by Uson to an unconsolidated subsidiary (Foreign Sales Corporation). Such unconsolidated subsidiary was not acquired in the purchase of assets of Uson. These adjustments total: (i) Uson- ($107,000) in 1995, (ii) Metrix- $29,000 in 1995, and (iii) FMI- ($116,000)
    in 1995 and ($113,000) in 1996.

 e) The interest expense increase of $3,275,000 for 1995 and $1,006,000 for 1996 results from increased borrowings of $12,440,000, $12,180,000, and $24,888,000 related to the acquisitions of Uson in February 1995, Metrix in September 1995, and FMI in May 1996, respectively. The credit agreement

    NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS, CONTD.

    provides for, at the option of the Company, a variable interest rate based upon the London Interbank Offered Rate (LIBOR) plus a variable factor based upon the performance of the Company as measured against certain specified ratios, or the prime interest rate. The interest rate assumed in these pro forma statements is 8% for both 1995 and 1996.

 f) Reflects elimination of interest expense on FMI's debentures as assumed redeemed using proceeds from Roper's credit agreement. The reduction in interest expense was $111,000 in 1995 and $55,000 in 1996.

 g) Additional deferred loan costs amortization expense associated with the restated and amended credit agreement- $30,000 in 1995 and $15,000 in 1996. Deferred loan costs will be amortized on a straight-line basis over 5 years.

 h) The provision for income taxes has been adjusted to reflect the income tax effect of the above adjustments calculated using a combined Federal and state statutory rate of 35% for Uson, Prex and Metrix and 38% for FMI. The goodwill resulting from the acquisitions of Uson, Metrix and FMI will be deductible for income tax purposes.

 i) Adjustment for income taxes on earnings calculated using a combined Federal and state statutory rate of 35% for Uson, Prex and Metrix and 38% for FMI. All these companies were Subchapter S Corporations for Federal income tax purposes.

 j) Additional shares of Roper common stock issued in connection with the acquisitions of Prex and FMI.

          PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                APRIL 30, 1996
                                (IN THOUSANDS)



                                          Historical
                                    ---------------------
                                                               Pro forma               Pro forma
                                       Roper       FMI         Adjustments             Combined
                                    -----------  --------      -----------            ------------

ASSETS
Current assets:
   Cash and cash equivalents         $  1,955     2,524        (2,524)   (a)            1,955
   Marketable securities                   -      1,255        (1,255)   (a)               -
  Receivables                          37,279     1,327            -                   38,606
  Inventories                          25,462     2,015           355    (e)           27,832
  Other current assets                  1,357        15           (15)   (a)            1,357
                                     --------     -----        ------                 -------

    Total current assets               66,053     7,136        (3,439)                 69,750

Property, plant and equipment, net     21,874       314          (162)   (a)           22,026
Intangible and other assets, net       66,949        13        27,310    (a),(d),(f)   94,272
                                     --------     -----        ------                 -------

                                     $154,876     7,463        23,709                 186,048
                                     ========     =====        ======                 =======

LIABILITIES AND
STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                   $  8,150        76            -                    8,226
  Other current liabilities            10,595       162           (54)   (a)           10,703
  Income taxes payable                  2,186        -             -                    2,186
                                     --------     -----        ------                 -------

    Total current liabilities          20,931       238           (54)                 21,115

Long-term debt                         12,652     1,115        23,773    (b),(c),(f)   37,540
Other liabilities                       2,436        -            400    (b)            2,836

Stockholders' equity:
  Common stock                            150         6            (5)   (a),(b)          151
  Additional paid-in capital           44,781        16         5,683    (a),(b)       50,480
  Retained earnings                    73,926     6,088        (6,088)   (a)           73,926
                                     --------     -----        ------                 -------
    Total stockholders' equity        118,857     6,110          (410)                124,557
                                     --------     -----        ------                 -------
                                     $154,876     7,463        23,709                 186,048
                                     ========     =====        ======                 =======

See accompanying notes to unaudited pro forma condensed consolidated balance sheet

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


a) To adjust for assets not acquired and liabilities not assumed in the purchase of FMI.

b) Reflects the purchase price for FMI consisting of: (i) $23,000,000 paid in cash at closing, (ii) 124,026 shares of Roper common stock issued, with a market value of $45.96 per share, (iii) assumption of debentures outstanding, with a principal balance of $1,115,000, and (iv) $400,000 in cash to be paid in equal installments on each of May 22, 1997 and 1998. In addition, direct acquisition costs related to the purchase are assumed to be $500,000. The cash portion of the consideration plus the direct acquisition costs are assumed to be financed under Roper's amended and restated credit agreement. FMI's debentures are assumed to have been redeemed using borrowings under Roper's credit agreement.

c) Upon final determination of post-closing adjustments, Roper additionally expects to pay approximately $125,000 to the FMI shareholders, which payment is assumed to have been made from its credit agreement.

d) Adjustment to reflect the difference between the purchase price and the fair value of assets purchased as goodwill which totals $27,175,000.

e) Adjustment to reflect the change in FMI's valuation method for inventories from last-in, first-out (LIFO) to first-in, first-out (FIFO).

f) To record additional deferred loan costs, totaling $148,000, related to the amended and restated credit agreement dated May 8, 1996 by and between Roper and NationsBank, N.A. (South), as initial lender and agent. The cash portion of the purchase price was financed under this credit agreement.

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
                        SIX MONTHS ENDED APRIL 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           Historical
                                         ---------------
                                                           Pro forma              Pro forma
                                           Roper    FMI   Adjustments             Combined
                                         --------  -----  -----------             ---------

Net sales                                $100,001  8,027          -               108,028
Cost of sales                              48,501  3,439          -                51,940
                                         --------  -----  -----------             ---------

   Gross profit                            51,500  4,588          -                56,088

Selling, general, and administrative
expenses                                   29,167  2,351       (113)(a),(b),(c)    31,405
                                         -------- ------  -----------             --------
   Operating income                        22,333  2,237        113                24,683

Interest expense                              679     55        966 (e),(f),(g)     1,700
Other income (expense)                         92    113       (113)(d)                92
                                         -------- ------  -----------             --------

   Earnings before taxes                   21,746  2,295       (966)               23,075

Income taxes                                7,284      -       $505 (h),(i)         7,789
                                         -------- ------  -----------             --------

Net earnings                             $ 14,462  2,295     (1,471)               15,286
                                         ======== ======  ===========             ========


Net earnings per common share            $   0.94      -          -                  0.99
                                         ======== ======  ===========             ========

Weighted average common shares
outstanding                                15,364      -        124 (j)            15,488
                                         ======== ======  ===========             ========

See accompanying notes to unaudited pro forma condensed consolidated statements of earnings

                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the reporting person has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    ROPER INDUSTRIES, INC.
                                    ----------------------
                                         (Registrant)



Date   August 1, 1996               By /s/ Martin S. Headley
    -------------------                ---------------------
                                         Martin S. Headley
                                         Vice President and
                                         Chief Financial Officer

                                 EXHIBIT INDEX

Number         Exhibit
- ------         -------

2. Asset Purchase Agreement dated May 22, 1996, by and among Roper Industries, Inc. and Fluid Metering, Inc. and its stockholders, contained in Exhibit 2 to the Roper Industries, Inc. Report on Form 8-K filed June 6, 1996, and incorporated herein by this reference.

3.1       Amended and Restated Certificate of Incorporation, contained in
          Exhibit 3.1 to the Roper Industries, Inc. Report on Form 8-K filed June 6, 1996, and incorporated herein by this reference.

3.2 Amended and Restated By-laws, contained in Exhibit 3.2 to the Roper Industries, Inc. Report on Form 8-K filed June 6, 1996, and incorporated herein by this reference.

4 Second Amended and Restated Credit Agreement (and material annexes and exhibits thereto) dated May 8, 1996 by and between Roper Industries, Inc. and NationsBank, N.A. (South) as initial lender and as agent, contained in Exhibit 4 to the Roper Industries, Inc. Report on Form 8-K filed June 6, 1996, and incorporated herein by this reference.

4.2 First Modification of Second Amended and Restated Credit Agreement dated May 8, 1996 by and between Roper Industries, Inc. and NationsBank, N.A. (South) as initial lender as agent.

23        Consent of Deutsch, Marin & Company.